Exhibit 99.1

News Release

EPSILON ANNOUNCES AND CLOSES AN ACQUISITION IN THE PERMIAN BASIN

Houston, Texas–February 27, 2024 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today reported and closed an additional investment in Ector County, Texas adding to crude oil production and near-term development.

Epsilon is pleased to announce the closing of a third transaction in the Permian Basin over the last twelve months, and the second with a Midland-based private operator focused on Mississippian development in Ector County, Texas on the Central Basin Platform.

The acquired assets are a 25% working interest in 3 producing wells and 3,246 gross undeveloped acres. The assets are directly offset to the Company’s existing assets in the play (together, the “Pradera Fuego Project” or “Pradera”).

The three producing wells were drilled from Q1 2022 through Q3 2023 and are collectively producing over 1,500 BOEPD gross.

Drilling operations have commenced on a fourth well on the acquired position, a 2.5 mile lateral, offsetting the best performing producing well. Plans are in place to drill and complete at least two additional wells in Pradera in the first half of 2024 (1 of which is partially on the acquired undeveloped acreage).

The effective date for the transaction is March 1, 2024 and the total consideration paid is $15 million, funded from cash on-hand.

The Company expects Pradera net capital expenditures in 2024 (estimated at $11 million, for 3 gross wells at an average lateral length of 12,250 feet) to be funded primarily from the project cash-flows.

Pro forma the acquisition, the Company has current net production of over 600 BOEPD (75% oil) from Pradera.

Jason Stabell, Epsilon’s Chief Executive Officer, commented, “We are excited to announce this bolt-on acquisition to our existing assets in the Permian Basin. This investment will immediately add meaningful liquids to our production mix and cash-flows through well-established PDP acquired at an attractive rate of return. The deal also has us participating in additional Barnett development in the first half of 2024. The results from the two wells drilled in Q4 2023 on our offset position (acquired in May 2023) have been encouraging, outperforming our initial expectations. We are now fully aligned with our operating partner, with a consistent interest across the project area of over 16,000 gross acres.”

About Epsilon

Epsilon Energy Ltd. is a North American onshore focused independent exploration and production company engaged in the acquisition, development, gathering and production of oil and gas reserves.  Our primary areas of operation are the Marcellus basin in Northeast Pennsylvania and the Central Basin Platform in the Permian basin. For more information, please visit www.epsilonenergyltd.com, where we routinely post announcements, updates, events, investor information, presentations, and recent news releases.

Forward-Looking Statements

Certain statements contained in this news release constitute forward looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, ‘may”, “will”, “project”, “should”, ‘believe”, and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this news release should not be unduly relied upon.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com